Exhibit 99.1

When used herein, the terms: (i) “the Debtors” refers to Peabody Energy Corporation, a Delaware corporation, and certain of its wholly owned domestic subsidiaries, as well as one international subsidiary in Gibraltar, prior to our emergence from chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”); (ii) “the Escrow Issuer,” refers to Peabody Securities Finance Corporation, a Delaware corporation and a wholly owned subsidiary of Peabody; (iii) “Peabody,” “the Company,” “we,” “us” or “our,” except as otherwise indicated or as the context otherwise indicates, refer to Peabody Energy Corporation and its subsidiaries on a consolidated basis (including the Escrow Issuer); (iv) “pro forma” gives effect to the transactions contemplated by the Plan and our emergence from Chapter 11, including the settlement of various liabilities, securities issuances, incurrence of new indebtedness, and cash payments and asset and liability revaluations consistent with our reorganization value and (v) “Refinancing Transactions” refers to, collectively, our new $500.0 million senior secured term loan facility, the issuance by the Escrow Issuer of up $1.0 billion aggregate principal amount of senior secured notes, a $750.0 million rights offering of common stock in the Company to eligible holders of the Company’s pre-petition unsecured and second lien creditors under the Second Amended Joint Plan of Reorganization of Debtors and Debtors in Possession (as it may be amended, supplemented or modified, the “Plan”), the private placement by the Company of $750.0 million in the aggregate of the mandatory convertible preferred stock, the issuance by the Company of no more than $450.0 million (as such amount may be increased by up to $20.0 million pursuant to the terms of the Plan to the extent the effective date of the plan (the “Plan Effective Date”) occurs after April 3, 2017) in aggregate principal amount of second lien notes, up to $250.0 million of commitments with respect to an accounts receivable securitization facility and/or a new asset-based revolving credit facility, together with the use of proceeds therefrom, and the payment of related fees, commissions and expenses associated therewith. When used herein, the term “ton” refers to short or net tons, equal to 2,000 pounds (907.18 kilograms), while “tonne” refers to metric tons, equal to 2,204.62 pounds (1,000 kilograms).

Coal Industry Outlook

As part of its normal planning and forecasting process, Peabody utilizes a bottom-up approach to develop macroeconomic assumptions for key variables, including country level GDP, industrial production, fixed asset investment and third party inputs, driving detailed supply and demand projections. This includes key demand centers for coal, generation and steel, while cost curves concentrate on major supply regions/countries that impact the regions in which the Company operates.

Our estimates involve risks and uncertainties and are subject to change based on various factors.

Seaborne Fundamentals

In 2016, seaborne coal prices rose from multi-year lows in the first half of the year to multi-year highs in later months as supply and demand fundamentals improved on strong import demand in China. During the year, China thermal coal imports increased approximately 22%, while metallurgical coal imports increased approximately 25%, driven by domestic production policy restrictions and increased steel production.

Looking ahead, Peabody projects seaborne coal fundamentals to trend higher through 2021. In seaborne metallurgical coal, demand is forecast by Peabody to increase 30 to 35 million tonnes, or 10% – 15%, from 2016 to 2021. Growth in metallurgical coal demand is expected to be led by India, with an increase of approximately 25 million tonnes, which we expect would become the largest importer of seaborne metallurgical coal over this period. Longer-term metallurgical coal pricing is expected by Peabody to retreat to more stable levels, driven by China policies restricting supply and expected response from seaborne suppliers.

In seaborne thermal coal, demand is expected by Peabody to rise modestly by 25 to 35 million tonnes from 2016 through 2021 as new generation capacity comes on line. Approximately 375 gigawatts of new gross coal capacity are expected by Peabody to be added by 2021. More than 85% of these additions are concentrated in the Asia-Pacific as Association of Southeast Asian Nations capacity is forecasted by Peabody to surge approximately 75% over the period. Approximately 180 gigawatts are expected by Peabody to be added in China, 64 gigawatts added in India, 72 gigawatts added in other Asian countries and the remainder across the rest of the world. The majority of new capacity is projected by Peabody to be ultra or supercritical boiler types as part of a transition to a lower carbon-emitting coal fleet. Peabody expects a shift toward enhanced boilers to result in stronger demand for higher quality coal.

We believe Australia is well positioned to supply increased demand for both metallurgical and thermal coal, while Colombia is also positioned to grow coal exports. Due to the cyclical nature of the coal industry, supply and demand fundamentals are subject to extreme fluctuations over time.

U.S. Fundamentals

In the U.S., coal demand rebounded in the second half of 2016 as natural gas prices rose sharply from the lowest levels in approximately 15 years. Peabody expects 2017 coal consumption to rebound from 2016 levels on higher natural gas prices. As a result, coal is projected by Peabody to fuel over 30% of U.S. electricity generation in 2017.

Longer term, Peabody forecasts U.S. coal consumption will decline 5 to 15 million tons between 2016 and 2021 as expected coal plant retirements are partially offset by higher capacity utilization. Approximately 50 gigawatts of plant retirements are expected by Peabody over the period, and competition for coal in electric generation from natural gas is expected to continue given low natural gas production costs and sufficient reserves.

By 2021, Peabody expects coal to supply an estimated 29% of U.S. electricity generation, down from 33% in 2015. The U.S. Powder River Basin (“PRB”) and Illinois Basin (“ILB”) are expected to remain most competitive on average against natural gas based on delivered fuel costs. By 2021, the PRB and ILB are projected by Peabody to supply nearly 55% of U.S. coal compared to approximately 51% in 2016. In addition, we believe PRB coal prices will improve over the period while ILB prices will stabilize. Key variables impacting stockpiles and prices included GDP, weather, renewables and gas exports. The economics of coal pricing and volume remain highly sensitive to natural gas prices.

Recent Developments

Preliminary Estimated Results for the Year Ended December 31, 2016

Because the reporting period for the fourth quarter ended December 31, 2016 has recently ended, the preliminary estimated financial information presented below for the year ended December 31, 2016 reflect assumptions and estimates based only upon preliminary information available to us as of February 1, 2017. The preliminary estimated financial information for the year ended December 31, 2016 is not final and does not reflect audit adjustments, if any, for the year ended December 31, 2016. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited or reviewed the preliminary estimated financial information, nor have they expressed any opinion or any other form of assurance on the preliminary estimated results presented. As a result of the foregoing, while this information is presented with ranges that are considered reasonable by us, it is subject to change pending finalization. We may identify items or events that could occur after issuance of these preliminary results but prior to the issuance of our audited financial statements that would require us to make material adjustments to the financial information presented. Therefore, actual results may differ materially from our current expectations. The items that may change most significantly include asset impairment and income taxes as those items are highly judgmental and are still under review by management or could be impacted by events that occur prior to the issuance of our audited results. As a result, the following discussion constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible material adjustments.

The preliminary estimated results for the year ended December 31, 2016 are as follows:

•	Total revenues. Total revenues for the year ended December 31, 2016 of between $4,710 million and $4,720 million. Total revenues for the year ended December 31, 2015 was $5,609.2 million.

Our total revenues decreased during the year ended December 31, 2016 compared to the prior year primarily due to lower realized pricing in the U.S. and internationally during the first half of 2016 and lower U.S. sales volumes driven by comparatively low natural gas prices during the first half of 2016 and mild weather. Revenues for our Trading and Brokerage segment were also lower as a result of unfavorable mark-to-market movements on hedged thermal sales due to rising prices in the last three quarters of 2016.

•	Loss from continuing operations, net of income taxes. Loss from continuing operations, net of income taxes, for the year ended December 31, 2016 of between $(1,200) million and $(560) million. Loss from continuing operations, net of income taxes, for the year ended December 31, 2015 was $(1,813.9) million.

Loss from continuing operations, net of income taxes, improved during the year ended December 31, 2016 primarily due to our continued efforts to drive operational efficiencies, optimize production across our mining platform and control expenses at all operational and administrative levels of the organization, which offset the decrease in revenues, discussed above, significantly lower asset impairment charges as compared to the prior year, decreased interest expense due to the impact of our filing of the bankruptcy petitions and decreased depreciation, depletion and amortization expense which was impacted by lower sales volumes across our mining platform and a reduction in asset carrying values at several of our mines due to the impairment charges recognized in 2015.

•	Adjusted EBITDA. Adjusted EBITDA for the year ended December 31, 2016 of between $482 million and $502 million. Adjusted EBITDA for the year ended December 31, 2015 was $434.6 million. See the reconciliation table below for additional information regarding Adjusted EBITDA.

Adjusted EBITDA increased during the year ended December 31, 2016 primarily as a result of our continued efforts to drive operational efficiencies, optimize production across our mining platform and control expenses at all operational and administrative levels of the organization, which offset the decrease in revenues. The increase to Adjusted EBITDA was further impacted by a favorable variance associated with foreign currency and commodity hedging results, a gain related to the United Mine Workers of America Voluntary Employees’ Beneficiary Program (“VEBA”) settlement with the United Mine Workers of America and lower charges on certain transportation-related contracts as compared to the prior year.

•	Cash and cash equivalents. Cash and cash equivalents as of December 31, 2016 were approximately $872 million. Cash and cash equivalents as of December 31, 2015 were $261.3 million.

Cash and cash equivalents increased primarily due to proceeds received from long-term debt as the result of net draws on our revolving credit facility during the first quarter of 2016 and cash generated from working capital and operating activities, partially offset by payments of federal coal leases and a reduction in the amount drawn on our accounts receivable securitization program.

•	Proven and probable reserves. We are in the process of finalizing our reserve estimates as of December 31, 2016. Preliminary proven and probable reserves across the U.S. and Australia as of December 31, 2016 were estimated to be approximately 5.6 billion tons. Proven and probable reserves across the U.S. and Australia as of December 31, 2015 were approximately 6.3 billion tons.

The decrease of 0.6 billion tons from December 31, 2015 to December 31, 2016 reflects 0.2 billion tons of production in 2016, with the remaining decrease due to reserve disposals and the rejection of or revisions to certain leases of unassigned reserves to reduce annual holding costs. Our December 31, 2016 reserve estimates are subject to change.

The following table provides a reconciliation of preliminary estimated Adjusted EBITDA and Adjusted EBITDAR to income (loss) from continuing operations, net of income taxes:

	Year Ended December 31, 2016
	Preliminary Estimated Results
	Low	High
Loss from continuing operations, net of income taxes	$(1,200)	$(560)
Depreciation, depletion and amortization	478	454
Asset retirement obligation expenses	46	38
Selling and administrative expenses related to debt restructuring	22	22
Asset impairment	729	242
Change in deferred tax asset valuation allowance related to equity affiliates	(9)	(7)
Interest expense	301	297
Loss on early debt extinguishment	30	30
Interest income	(5)	(8)
Reorganization items, net	170	150
Income tax benefit	(80)	(155)
Remeasurement benefit related to foreign income tax accounts	—	(1)

Adjusted EBITDA(1)	$482	$502

Adjusted EBITDA(1)	$482	$502
Certain employee compensation programs	6	6
Restructuring and pension settlement charges	15	15
UMWA VEBA Settlement	(68)	(68)
Corporate hedging results—foreign currency and fuel	241	241

Adjusted EBITDAR(2)	$676	$696

(1)	Adjusted EBITDA is a non-GAAP financial metric and is defined as income (loss) from continuing operations, net of income taxes, before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items, which are reflected in the reconciliations included herein. Adjusted EBITDA is the primary metric used by management to measure our segments’ operating performance. We also believe it is used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. Adjusted EBITDA is not a recognized term under GAAP and is not, and does not purport to be an alternative to operating income or net income as determined in accordance with GAAP as a measure of profitability. Because Adjusted EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.
(2)	Adjusted EBITDAR is a non-GAAP financial metric and is defined as income (loss) from continuing operations, net of income taxes, before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDAR is also adjusted for the discrete items, reflected in the reconciliation included herein, that management has excluded in analyzing operating performance and excludes all restructuring costs, including both internal and external restructuring, certain employee compensation programs tied to the Company’s emergence from Chapter 11 and prepetition hedges related to fuel costs and international currency. Adjusted EBITDAR is not a recognized term under GAAP and is not, and does not purport to be an alternative to operating income or net income as determined in accordance with GAAP as a measure of profitability. Because Adjusted EBITDAR is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

On January 27, 2017, the Debtors filed with the Bankruptcy Court the Plan and related Disclosure Statement. The proposed Plan provides for, among other things, (1) classification and treatment of various claims and equity interests, (2) a reduction of the Company’s liabilities upon emergence by over $6.9 billion as of September 30, 2016 on a pro forma basis, and (3) the recapitalization of the Company through a rights offering of common stock of the reorganized Company, a private placement of mandatory convertible preferred stock of the reorganized Company and certain financing transactions, as further described in the notes accompanying the following unaudited pro forma condensed consolidated financial statements.

The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2015, nine months ended September 30, 2016 and 12 months ended September 30, 2016 give effect to the transactions contemplated by the Plan and our emergence from Chapter 11, including the settlement of various liabilities, securities issuances, incurrence of new indebtedness and cash payments and asset and liability revaluation consistent with our reorganization value, in each case, as if they had occurred immediately prior to the first day of the periods presented and the unaudited pro forma condensed consolidated balance sheet gives effect to the transactions contemplated by the Plan and our emergence from Chapter 11, including the settlement of various liabilities, securities issuances, incurrence of new indebtedness and cash payments and asset and liability revaluation consistent with our reorganization value, in each case, as if they had occurred on September 30, 2016.

Upon emergence from Chapter 11, we will adopt fresh start reporting, which requires us to revalue our assets and liabilities to fair value. In estimating fair value, we based our estimates and assumptions on the guidance prescribed by ASC 820, “Fair Value Measurement.” Estimates or allocation of fair value between our assets and liabilities will change up to the first period reported after emergence from Chapter 11.

To facilitate the calculation of the enterprise value of the successor company, management developed a set of valuations for the successor company using a number of estimates and assumptions. With the assistance of financial advisors, management determined the enterprise and corresponding equity value of the successor company based on the valuations using various valuation methods, including (1) a comparison of our projected performance to the market values of comparable companies; (2) a review and analysis of several recent transactions in our industry; and (3) a calculation of the present value of future cash flows based on our projections. The enterprise value, and corresponding equity value, are dependent upon achieving the future financial results set forth in our valuations, as well as the realization of certain other assumptions. There can be no assurance that the projections will be achieved or that the assumptions will be realized. The financial projections and estimates of enterprise and equity value are not incorporated herein.

All estimates, assumptions, valuations, appraisals and financial projections, including the fair value adjustments, the financial projections, the enterprise value and equity value projections, are inherently subject to significant uncertainties and the resolution of contingencies beyond our control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and the financial projections will be realized, and actual results could vary materially.

The following unaudited pro forma condensed consolidated financial data is provided for illustrative purposes only and is based on available information and assumptions that we believe are reasonable. It does not purport to represent what our actual results of operations or financial position would have been had the transactions as contemplated in the proposed Plan occurred on the dates indicated, or on any other date, nor is it necessarily indicative of our future consolidated results of operations or consolidated financial position after emergence. Our actual financial position and results of operations after emergence will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value or allocation of value not currently identified and changes in our operating results following the date of the unaudited pro forma condensed consolidated financial data.

The Company has not provided earnings per share metrics as the number of shares to be issued has not yet been determined.

The following unaudited pro forma condensed consolidated financial data does not reflect the pending sale (including the anticipated receipt of approximately $200 million of net proceeds) by Peabody Australia Mining Pty Ltd, one of our Australian subsidiaries, of all of its equity interests in Metropolitan Collieries Pty Ltd, the entity that owns the Metropolitan Mine in New South Wales. A definitive sale and purchase agreement was entered into in November 2016 and we expect to close the transaction in the first quarter of 2017. The sale is subject to customary closing conditions. We cannot assure you that such sale will be consummated on the terms or on the timeline currently envisioned, or at all.

You should read this unaudited pro forma condensed consolidated financial data in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and our Annual Report on Form 10-K for the year ended December 31, 2015.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2016

	September 30, 2016	Debt Discharge, Reclassifications and Distributions to Creditors (including DIP Facility Credit Agreement payoff)	Revaluation of Assets and Liabilities		Pro Forma September 30, 2016
Current assets:
Cash and cash equivalents	$1,167.8	$(1,141.8)	$—		$26.0
Restricted cash	24.2	(22.8)	—		1.4
Accounts receivable, net	351.9	—	—		351.9
Inventories	259.6	—	70.8	A	330.4
Assets from coal trading activities, net	19.9	—	—		19.9
Deferred income taxes	53.5	—	—		53.5
Other current assets	368.9	(18.1)	—		350.8

Total current assets	2,245.8	(1,182.7)	70.8		1,133.9
Property, plant, equipment and mine development, net	9,215.5	—	(3,755.5)	B	5,460.0
Deferred income tax asset	2.3	—	—		2.3
Investments and other assets	771.6	255.0	292.9	C	1,319.5

Total assets	$12,235.2	$(927.7)	$(3,391.8)		$7,915.7

Current portion of long-term debt	$493.1	$(470.5)	$—		$22.6
Liabilities from coal trading activities, net	19.5	—			19.5
Accounts payable and accrued expenses	835.9	(10.0)	29.8	D	855.7

Total current liabilities	1,348.5	(480.5)	29.8		897.8
Long-term debt, less current portion	—	1,879.0	—		1,879.0
Deferred income taxes	107.6	—	—		107.6
Asset retirement obligations	703.4	—	(108.2)	E	595.2
Accrued postretirement benefit costs	715.4	—	—		715.4
Other noncurrent liabilities	504.8	—	101.7	F	606.5

Total liabilities not subject to compromise	3,379.7	1,398.5	23.3		4,801.5
Liabilities subject to compromise	8,331.6	(8,331.6)			—

Total liabilities	11,711.3	(6,933.1)	23.3		4,801.5
Stockholders’ Equity:
Common stock	0.2	1.2	(0.2)	G	1.2
Preferred stock	—	1,339.9	—		1,339.9
Additional paid-in capital in excess of par value	2,418.5	1,739.9	(2,418.5)	G	1,739.9
Accumulated deficit	(1,039.5)	2,924.4	(1,884.9)	G	—
Accumulated other comprehensive loss	(486.7)	—	486.7	G	—
Treasury stock	(371.8)	—	371.8		—

Peabody Energy Stockholders’ equity	520.7	6,005.4	(3,445.1)		3,081.0
Noncontrolling interest	3.2	—	30.0	H	33.2

Total stockholders’ equity	523.9	6,005.4	(3,415.1)		3,114.2

Total liabilities and stockholders’ equity	$12,235.2	$(927.7)	$(3,391.8)		$7,915.7

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2015

	Year Ended December 31, 2015	Fresh Start Reporting	Interest Expense and Preferred Dividend	Total Transaction Adjustments		Pro Forma Year Ended December 31, 2015
(Dollars in millions)
Total Revenues	$5,609.2	$(51.8)	—	$(51.8)	a	$5,557.4
Operating Costs and Expenses	5,007.7	(534.2)	—	(534.2)	b	4,473.5
Depreciation, Depletion and Amortization	572.2	(50.5)	—	(50.5)	c	521.7
Asset Retirement Obligation Expense	45.5	10.0	—	10.0	d	55.5
Selling and Administrative Expenses	176.4	—	—	—		176.4
Restructuring Charges	23.5	—	—	—		23.5
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(45.0)	45.0	—	45.0	f	—
Asset Impairment	1,277.8	(1,277.8)	—	(1,277.8)	f	—
Loss From Equity Affiliates	15.9	(4.9)	—	(4.9)	f	11.0

Operating (Loss) Profit	(1,464.8)	1,760.6	—	1,760.6		295.8
Interest Expense	465.4	(465.4)	241.5	(223.9)	g	241.5
Loss on Debt Extinguishment	67.8	(67.8)	—	(67.8)	g	—
Interest Income	(7.7)	—	—	—		(7.7)

(Loss) Income From Continuing Operations Before Taxes	(1,990.3)	2,293.8	(241.5)	2,052.3		62.0
Income Tax Benefit	(176.4)	123.4	—	123.4	i	(53.0)

(Loss) Income From Continuing Operations, Net of Taxes	(1,813.9)	2,170.4	(241.5)	1,928.9		115.0
Loss from Discontinued Operations	(175.0)	—	—	—		(175.0)

Net Loss	(1,988.9)	2,170.4	(241.5)	1,928.9		(60.0)
Less: Net Income Attributed to Noncontrolling Interests	7.1	—	—	—		7.1
Preferred Dividend	—	—	(65.1)	(65.1)	j	(65.1)

Net Loss Attributable to Common Shareholders	$(1,996.0)	$2,170.4	$(306.6)	$1,863.8		$(132.2)

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2016

	Nine Months Ended September 30, 2016	Fresh Start Reporting	Interest Expense and Preferred Dividend	Total Transaction Adjustments		Pro Forma Nine Months Ended September 30, 2016
(Dollars in millions)
Total Revenues	$3,274.5	$—	$—	$—	a	$3,274.5
Operating Costs and Expenses	2,981.2	(221.2)	—	(221.2)	b	2,760.0
Depreciation, Depletion and Amortization	345.5	(4.5)	—	(4.5)	c	341.0
Asset Retirement Obligation Expense	37.3	7.5	—	7.5	d	44.8
Selling and Administrative Expenses	114.6	(21.5)	—	(21.5)	e	93.1
Restructuring Charges	15.5	—	—	—		15.5
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(17.4)	17.4	—	17.4	f	—
Asset Impairment	17.2	(17.2)	—	(17.2)	f	—
Loss From Equity Affiliates	12.6	—	—	—		12.6

Operating (Loss) Profit	(232.0)	239.5	—	239.5		7.5
Interest Expense	243.7	(243.7)	181.1	(62.6)	g	181.1
Interest Income	(4.0)	—	—	—		(4.0)
Reorganization Items, net	125.1	(125.1)	—	(125.1)	h	—

Loss From Continuing Operations Before Taxes	(596.8)	608.3	(181.1)	427.2		(169.6)
Income Tax Benefit	(108.7)	45.0	—	45.0	i	(63.7)

Loss From Continuing Operations, Net of Taxes	(488.1)	563.3	(181.1)	382.2		(105.9)
Loss from Discontinued Operations	(44.5)	—	—	—		(44.5)

Net Loss	(532.6)	563.3	(181.1)	382.2		(150.4)
Less: Net Income Attributed to Noncontrolling Interests	3.5	—	—	—		3.5
Preferred Dividend	—	—	(48.5)	(48.5)	j	(48.5)

Net Loss Attributable to Common Shareholders	$(536.1)	$563.3	$(229.6)	$333.7		$(202.4)

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the 12 Months Ended September 30, 2016

	LTM Ended September 30, 2016	Fresh Start Reporting	Interest Expense and Preferred Dividend	Total Transaction Adjustments		Pro Forma LTM Ended September 30, 2016
(Dollars in millions)
Total Revenues	$4,587.6	$(16.2)	$—	$(16.2)	a	$4,571.4
Operating Costs and Expenses	4,214.5	(319.9)	—	(319.9)	b	3,894.6
Depreciation, Depletion and Amortization	487.1	(26.1)	—	(26.1)	c	461.0
Asset Retirement Obligation Expense	42.4	10.0	—	10.0	d	52.4
Selling and Administrative Expenses	162.2	(21.5)	—	(21.5)	e	140.7
Restructuring charges	15.5	—	—	—		15.5
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(42.2)	42.2	—	42.2	f	—
Asset Impairment	394.2	(394.2)	—	(394.2)	f	—
Loss From Equity Affiliates	16.2	(0.7)	—	(0.7)	f	15.5

Operating (Loss) Profit	(702.3)	694.0	—	694.0		(8.3)
Interest Expense	365.1	(365.1)	241.5	(123.6)	g	241.5
Interest Income	(5.1)	—	—	—		(5.1)
Reorganization Items, net	125.1	(125.1)	—	(125.1)	h	—

Loss From Continuing Operations Before Taxes	(1,187.4)	1,184.2	(241.5)	942.7		(244.7)
Income Tax Benefit	(201.9)	97.6	—	97.6	i	(104.3)

Loss From Continuing Operations, Net of Taxes	(985.5)	1,086.6	(241.5)	845.1		(140.4)
Loss from Discontinued Operations	(16.8)	—	—	—		(16.8)

Net Loss	(1,002.3)	1,086.6	(241.5)	845.1		(157.2)
Less: Net Income Attributed to Noncontrolling Interests	2.7	—	—	—		2.7
Preferred Dividend	—	—	(65.1)	(65.1)	j	(65.1)

Net Loss Attributable to Common Shareholders	$(1,005.0)	$1,086.6	$(306.6)	$780.0		$(225.0)

See Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data

Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The adjustments in the unaudited pro forma condensed consolidated balance sheet in the columns captioned “Debt Discharge, Reclassifications and Distribution to Creditors,” and “Revaluation of Assets and Liabilities” reflect the effect of the consummation of the transactions contemplated by the Plan and our emergence from Chapter 11, including the settlement of various liabilities, securities issuances, incurrence of new indebtedness and cash payments.

Debt Discharge, Reclassifications and Distribution to Creditors.    Adjustments reflect the elimination of liabilities subject to compromise on our unaudited pro forma condensed consolidated balance sheet as if the effective date of the Plan (the “Plan Effective Date”) occurred on the unaudited pro forma condensed consolidated balance sheet date. The adjustments also reflect:

•	the Refinancing Transactions including the impact on long-term debt and stockholders’ equity, with both items shown net of their respective issuance costs, which were estimated to be $24 million for equity and $71 million for long-term debt;

•	cash collateral of our reclamation obligations, which is included in the investments and other assets line;

•	the settlement of certain claims for cash and other exit expenditures; and

•	repayment of all amounts due under our debtor-in-possession secured financing facility credit agreement, dated April 13, 2016 (the “DIP Facility Credit Agreement”) and the elimination of the related deferred financing costs from other current assets.

Revaluation of Assets and Liabilities.    Significant adjustments reflected in the pro forma condensed consolidated balance sheet based on the revaluation of assets and liabilities are summarized as follows:

A.	Inventories. For purposes of the unaudited pro forma condensed consolidated financial statements, preliminary fair value of our inventory has been determined based on currently available information and certain assumptions, and may be different from the final estimate of fair value, and the difference could be material. A net adjustment of $70.8 million to increase the value of coal inventories to their estimated fair value, less costs to sell the inventories.

B.	Property, plant, equipment and mine development, net. The fair value of property, plant, equipment and mine development, net is estimated based on either a review and analysis of several recent transactions in our industry or a calculation of the present value of future cash flows based on our projections. A net adjustment of $3.8 billion to reduce the net book value of property, plant, equipment and mine development, net to their estimated fair value. The preliminary estimates of the fair value of our property, plant and equipment and the associated depletion and depreciation expense included in the pro forma condensed consolidated financial statements could be different from the final values determined through fresh start reporting, and the difference could be material.

C.	Investments and other assets. As part of fresh start accounting, identifiable intangible assets are required to be measured at fair value. An adjustment of $292.9 million made primarily to recognize the fair value of certain coal supply agreements by comparing the contract price with estimated market price for the same coal product.

D.	Accounts payable and accrued expenses. As part of fresh start reporting, identifiable intangible liabilities are required to be measured at fair value. An adjustment of $29.8 million is based on the value of certain contract based intangibles primarily consisting of unutilized capacity of certain port and rail take-or-pay contracts.

E.	Asset retirement obligations. For purposes of the unaudited pro forma condensed consolidated financial statements, asset retirement obligations will be restated to fair value. The estimates are based on the discounted cash flows of projected spending to reclaim the properties used in our operations. These estimates will change in the future and the change could be material.

F.	Other noncurrent liabilities. As part of fresh start reporting, identifiable intangible liabilities are required to be measured at fair value. An adjustment of $101.7 million is based on the value of certain contract based intangibles primarily consisting of unutilized capacity of certain port and rail take-or-pay contracts.

G.	Peabody Energy stockholders’ equity. The adoption of fresh start reporting will result in a new reporting entity with no beginning retained earnings or accumulated deficit. All common stock of the predecessor company will be eliminated and replaced by the new equity structure of the Plan.

H.	Noncontrolling interests. An adjustment of $30.0 million to increase the value of noncontrolling interests to its estimated fair value based on an estimate of the rights to the assets of the noncontrolling interests.

At the adoption of fresh start reporting, we will be required to remeasure our accrued postretirement benefit costs and accrued pension costs. The adjustments will be determined on an actuarial basis based on assumptions at the time of the adoption. No pro forma adjustments were made to these items due to the uncertainty involved with predicting these items. Adjustments at the time of adoption of fresh start reporting may be material.

Adjustments to Unaudited Pro Forma Condensed Consolidated Statements of Operations

The adjustments in the unaudited pro forma condensed consolidated statements of operations reflect the effect of the consummation of the transactions contemplated by the Plan as if the Plan Effective Date occurred immediately prior to the first day of the periods presented.

Significant adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are summarized as follows:

a.	Revenues. To eliminate the impact of the cash flow hedges associated with our trading and brokerage operations due to the release of all balances within accumulated comprehensive loss as a result of fresh start reporting.

b.	Operating costs and expenses. Adjustments include:

•	the increase in operating costs associated with the realization of the increased coal inventory values, as discussed above, into earnings;

•	the elimination of excess take-or-pay charges, as discussed above, that would be recorded at the adoption of fresh start reporting;

•	the elimination of the amortization of actuarial losses and prior services costs due to the release of all balances within accumulated comprehensive loss as a result of the adoption of fresh start reporting;

•	the elimination of the impact of our corporate hedging program due to the release of all balances within accumulated comprehensive loss as a result of the adoption of fresh start reporting; and

•	an estimated adjustment for a change in accounting policy related to the capitalization of certain expenditures which extend the useful lives of existing plant and equipment that were not previously capitalized.

c.	Depreciation, depletion and amortization. The adjustments reflect the reduced expense for the estimated impact on depreciation, depletion and amortization for the fair value adjustment for property, plant and equipment, as discussed above, partially offset by the increased expense for the estimated impact of amortization of contract based intangibles associated with certain coal supply agreements over an average agreement life of approximately three years, as discussed above.

d.	Asset retirement obligation expense. This adjustment primarily reflects the increased accretion expense associated with the adjustment to the asset retirement obligations discussed above.

e.	Selling and administrative expense. The adjustment is to eliminate the costs associated with debt restructuring activities since we would not expect these to continue after emergence from Chapter 11.

f.	Net gain on disposals or exchange of assets, asset impairment, and loss from equity affiliates. Due to the adoption of fresh start reporting, which requires that all items are to be adjusted to fair value, gains on asset disposals, asset impairment, and the amortization of basis difference associated with equity affiliates have been eliminated as the items would have been remeasured to fair value resulting in no such items being realized into earnings.

g.	Interest expense and loss on debt extinguishment. This adjustment reflects the elimination of interest expense associated with the predecessor company’s capital structure and reflects the estimated interest expense associated with the capital structure as contemplated in the Plan with an assumed weighted average interest rate of approximately 9%. Interest expense also reflects the amortization of deferred financing costs and costs associated with surety bonds. A 0.125% increase (decrease) in the estimated weighted average interest rate on emergence debt (excluding existing capital leases) would increase (decrease) interest expense in the unaudited pro forma condensed consolidated statements of operations for each period as follows: fiscal year ended December 31, 2015: $2.4 million, nine months ended September 30, 2016: $1.8 million; and 12 months ended September 30, 2016: $2.4 million.

h.	Reorganization items, net. This adjustment reflects the elimination of these items as they would not occur outside of the Chapter 11 proceedings.

i.	Income tax benefit. To illustrate the after tax effects of the adjustments in the pro forma condensed consolidated statements of operations. The adjusted amounts reflect the elections to carryback certain tax losses.

j.	Preferred stock dividend. Reflects 8.5% assumed dividend rate per annum, payable semi-annually in kind as a dividend of additional shares of preferred equity.

RISK FACTORS

The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Associated with Our Operations

Our profitability depends upon the prices we receive for our coal.

We operate in a competitive and highly regulated industry that for years has experienced strong headwinds. Decreased prices in the first three quarters of 2016 have reduced our revenues. For example, our revenues decreased during the three-month and nine-month periods ended September 30, 2016 compared to the same periods in 2015 ($211.8 million and $1,021.6 million, respectively) primarily due to lower realized pricing and lower sales volumes driven by various demand and production factors. In the fourth quarter of 2016, the coal industry saw sharp upturns in seaborne metallurgical and thermal coal pricing primarily due to restrictive production policies in China. However, these recent industry events do not demonstrate that these prices will be sustainable in the future and the vast majority of third-party analysts project that prices are likely to decline. If coal prices decrease or return to depressed levels, our operating results and profitability and value of our coal reserves could be materially and adversely affected.

Coal prices are dependent upon factors beyond our control, including:

•	the demand for electricity;

•	the strength of the global economy;

•	the relative price of natural gas and other energy sources used to generate electricity;

•	the demand for electricity and capacity utilization of electricity generating units (whether coal or non-coal);

•	the demand for steel, which may lead to price fluctuations in the monthly and quarterly repricing of our metallurgical coal contracts;

•	the global supply and production costs of thermal and metallurgical coal;

•	changes in the fuel consumption and dispatch patterns of electric power generators;

•	weather patterns and natural disasters;

•	competition within our industry and the availability, quality and price of alternative fuels, including natural gas, fuel oil, nuclear, hydroelectric, wind, biomass and solar power;

•	the proximity, capacity and cost of transportation and terminal facilities;

•	coal and natural gas industry output and capacity;

•	governmental regulations and taxes, including those establishing air emission standards for coal-fueled power plants or mandating or subsidizing increased use of electricity from renewable energy sources;

•	regulatory, administrative and judicial decisions, including those affecting future mining permits and leases; and

•	technological developments, including those related to alternative energy sources, those intended to convert coal-to-liquids or gas and those aimed at capturing, using and storing carbon dioxide.

In the U.S., our strategy is to selectively renew, or enter into new, long-term supply agreements when we can do so at prices we believe are favorable. In Australia, current industry practice, and our typical practice, is to negotiate pricing for metallurgical coal contracts quarterly and seaborne thermal coal contracts annually, with a substantial portion sold on a shorter-term basis.

Thermal coal accounted for the majority of our coal sales during 2015 and the nine months ended September 30, 2016. The vast majority of our sales of thermal coal were to electric power generators. The demand for coal consumed for electric power generation is affected by many of the factors described above, but primarily by (i) the overall demand for electricity; (ii) the availability, quality and price of competing fuels, such as natural gas, nuclear fuel, oil and alternative energy sources; (iii) utilization of all electricity generating units (whether using coal or not), including the relative cost of producing electricity from all fuels, including coal; (iv) increasingly stringent environmental and other governmental regulations; and (v) the coal inventories of utilities. Gas-fueled generation has displaced and is expected to continue to displace coal-fueled generation, particularly from older, less efficient coal-powered generators. Many of the new power plants in the U.S. may be fueled by natural gas because gas-fired plants are viewed as cheaper to construct and permits to construct these plants are easier to obtain as natural gas is seen as having a lower environmental impact than coal-fueled generators. Increasingly stringent regulations along with flat electricity demand have also reduced the number of new power plants being built. These trends have reduced demand for our coal and the related prices. Any further reduction in the amount of coal consumed by electric power generators could reduce the volume and price of coal that we mine and sell.

Lower demand for metallurgical coal by steel producers would reduce our revenues and could further reduce the price of our metallurgical coal. We produce metallurgical coal that is used in the global steel industry. Metallurgical coal accounted for approximately 21.4% and 20.7% of our coal sales revenue in 2015 and the nine months ended September 30, 2016, respectively. Deteriorating conditions in the steel industry, including the demand for steel and the continued financial condition of the industry, could reduce the demand for our metallurgical coal. Lower demand for metallurgical coal in international markets would reduce the amount of metallurgical coal that we sell and the prices that we receive for it, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves.

Additionally, we compete with numerous other domestic and foreign coal producers for domestic and international sales. This competition affects domestic and foreign coal prices and our ability to attract and retain customers. The balance between coal demand and supply within the coal industry, factoring in demand and supply of closely related and competing segments such as natural gas, both domestically and internationally, could materially reduce coal prices and therefore materially reduce our revenues and profitability. We compete with producers of other low cost fuels used for electricity generation, such as natural gas and renewables. Declines in the price of natural gas, or continued low natural gas prices, could cause demand for coal to decrease and adversely affect the price of coal. Sustained periods of low natural gas prices or other fuels may also cause utilities to phase out or close existing coal-fired power plants or reduce construction of new coal-fired power plants, which could have a material adverse effect on demand and prices for our coal, thereby reducing our revenues and materially and adversely affecting our business and results of operations.

If a substantial number of our long-term coal supply agreements terminate, our revenues and operating profits could suffer if we are unable to find alternate buyers willing to purchase our coal on comparable terms to those in our contracts.

Most of our sales will be made under coal supply agreements, which are important to the stability and profitability of our operations. The execution of a satisfactory coal supply agreement is frequently the basis on which we undertake the development of coal reserves required to be supplied under the contract, particularly in the U.S.

Many of our coal supply agreements contain provisions that permit the parties to adjust the contract price upward or downward at specified times. We may adjust these contract prices based on inflation or deflation and/or changes in the factors affecting the cost of producing coal, such as taxes, fees, royalties and changes in the laws regulating the mining, production, sale or use of coal. In a limited number of contracts, failure of the parties to agree on a price under those provisions may allow either party to terminate the contract. We sometimes experience a reduction in coal prices in new long-term coal supply agreements replacing some of our expiring contracts. Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during the duration of specified events beyond the control of the affected party. Most of our coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, grindability and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts. Moreover, some of these agreements will allow our customers to terminate their contracts in the event of changes in regulations affecting our industry that restrict the use or type of coal permissible at the customer’s plant or increase the price of coal beyond specified limits.

The operating profits we will realize from coal sold under supply agreements will depend on a variety of factors. In addition, price adjustment and other provisions may increase our exposure to short-term coal price volatility provided by those contracts. If a substantial portion of our coal supply agreements were modified or terminated, we could be materially adversely affected to the extent that we are unable to find alternate buyers for our coal at the same level of profitability. Prices for coal vary by mining region and country. As a result, we cannot predict the future strength of the coal industry overall or by mining region and cannot provide assurance that we will be able to replace existing long-term coal supply agreements at the same prices or with similar profit margins when they expire.

The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues.

For the year ended December 31, 2015, we derived 26% of our total revenues from our five largest customers, similar to the prior year. Those five customers were supplied primarily from 31 coal supply agreements (excluding trading transactions) expiring at various times from 2016 to 2026. If a number of these customers significantly reduce their purchases of coal from us, or if we are unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our financial condition and results of operations could suffer materially. In addition, our revenue could be adversely affected by a decline in customer purchases (including contractually obligated purchases) due to lack of demand and oversupply, cost of competing fuels and environmental and other governmental regulations.

One of our five largest customers is served by a single Peabody mine, included in our Western U.S. Mining operations, that has no other customers. Given the mine’s location, it is currently unable to economically market its coal to other utility customers. This mine has a contract to supply coal to the customer’s coal-fueled power plant through December 2019. The customer has recently communicated that it is evaluating whether to continue operating the plant as it evaluates the economics of its fuel costs. The Company is currently discussing with the customer options to improve the plant’s economics. If the customer closes the plant, our Western U.S. Mining operations revenues, Adjusted EBITDA and cash flows would be materially reduced beyond 2019. We could also incur accelerated costs related to the mine’s closure and may be required to record asset impairment charges.

Our trading and hedging activities no longer cover certain risks, and may expose us to earnings volatility and other risks, including increasing requirements to post collateral.

We historically entered into hedging arrangements designed primarily to manage market price volatility of foreign currency (primarily the Australian dollar), diesel fuel and coal. Currently, we primarily enter into hedging arrangements designed to manage coal industry price through our trading and marketing functions; however, we may in the future enter into hedging arrangements to manage the volatility of foreign currency, diesel fuel, or other matters.

Some of these derivative trading instruments require us to post margin based on the value of those instruments and other credit factors. If the fair value of our hedge portfolio moves significantly, or laws or regulations are passed requiring all hedge arrangements to be exchange-traded or exchange-cleared, we could be required to post additional margin. In addition, as a result of the Debtors’ Chapter 11 cases (the “Chapter 11 Cases”) and the volatility in global markets, we have increasingly been required to post margin under the requirements of these instruments. Further requirements to post margin could negatively impact our liquidity.

Through our trading and hedging activities, we are also exposed to the nonperformance and credit risk with various counterparties, including exchanges and other financial intermediaries. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative arrangements, which could negatively impact our profitability and/or liquidity.

We are currently subject to foreign currency exchange rate risk for non-U.S. dollar expenditures and balances and price risk on diesel fuel utilized in our mining operations. As noted above, we have historically used derivative financial instruments, including forward contracts, swaps and options, designated as cash flow hedges, to manage these risks. The Chapter 11 Cases constituted an event of default under these derivative financial instruments and the counterparties terminated the agreements shortly thereafter in accordance with contractual terms. As a result, we will be exposed to foreign currency exchange rate risk and the risk of fluctuations in the price of fuel.

Our operating results could be adversely affected by unfavorable economic and financial market conditions.

Our profits are affected, in large part, by the industry conditions. Industry conditions are subject to a variety of factors beyond our control. In recent years, the global economic recession and the worldwide financial and credit market disruptions had a negative impact on us and on the coal industry generally. These conditions, among other factors, led to the filing of the Chapter 11 Cases. If any of these conditions return, if coal prices continue at or below levels experienced in 2015 and early 2016 for a prolonged period or if there are further downturns in economic conditions, particularly in developing countries such as China and India, our business, financial condition or results of operations could be adversely affected. While we are focused on cost control, productivity improvements, increased contributions from our higher-margin operations and capital discipline, there can be no assurance that these actions, or any others we may take, will be sufficient in response to challenging economic and financial conditions.

Our ability to collect payments from our customers could be impaired if their creditworthiness or contractual performance deteriorates.

Our ability to receive payment for coal sold and delivered or for financially settled contracts will depend on the continued creditworthiness and contractual performance of our customers and counterparties. Our customer base has changed with deregulation in the U.S. as utilities have sold their power plants to their non-regulated affiliates or third parties. These new customers may have credit ratings that are below investment grade or are not rated. If deterioration of the creditworthiness of our customers occurs or they fail to perform the terms of their contracts with us, our accounts receivable securitization program and our business could be adversely affected.

Risks inherent to mining could increase the cost of operating our business.

Our mining operations are subject to conditions that can impact the safety of our workforce, or delay coal deliveries or increase the cost of mining at particular mines for varying lengths of time. These conditions include fires and explosions from methane gas or coal dust; accidental mine water discharges; weather, flooding and natural disasters; unexpected maintenance problems; unforeseen delays in implementation of mining technologies that are new to our operations; key equipment failures; variations in coal seam thickness; variations in coal quality; variations in the amount of rock and soil overlying the coal deposit; variations in rock and other natural materials and variations in geologic conditions. We maintain insurance policies that provide limited coverage for some of these risks, although there can be no assurance that these risks would be fully covered by our insurance policies. Despite our efforts, such conditions could occur and have a substantial impact on our results of operations, financial condition or cash flows.

If transportation for our coal becomes unavailable or uneconomic for our customers, our ability to sell coal could suffer.

Transportation costs represent a significant portion of the total cost of coal use and the cost of transportation is a critical factor in a customer’s purchasing decision. Increases in transportation costs and the lack of sufficient rail and port capacity could lead to reduced coal sales.

We depend upon rail, barge, trucking, overland conveyor and ocean-going vessels to deliver coal to our customers. While our coal customers typically arrange and pay for transportation of coal from the mine or port to the point of use, disruption of these transportation services because of weather-related problems, infrastructure damage, strikes, lock-outs, lack of fuel or maintenance items, underperformance of the port and rail infrastructure, congestion and balancing systems which are imposed to manage vessel queuing and demurrage, non-performance or delays by co-shippers, transportation delays or other events could temporarily impair our ability to supply coal to our customers and thus could adversely affect our results of operations.

A decrease in the availability or increase in costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires could decrease our anticipated profitability.

Our mining operations require a reliable supply of mining equipment, replacement parts, fuel, explosives, tires, steel-related products (including roof control materials), lubricants and electricity. There has been some consolidation in the supplier base providing mining materials to the coal industry, such as with suppliers of explosives in the U.S. and both surface and underground equipment globally, that has limited the number of sources for these materials. In situations where we have chosen to concentrate a large portion of purchases with one supplier, it has been to take advantage of cost savings from larger volumes of purchases and to ensure security of supply. If the cost of any of these inputs increased significantly, or if a source for these supplies or mining equipment were unavailable to meet our replacement demands, our profitability could be reduced or we could experience a delay or halt in our production.

Take-or-pay arrangements within the coal industry could unfavorably affect our profitability.

As of December 31, 2015, we had substantial take-or-pay arrangements, predominately in Australia, totaling $2.2 billion, with terms ranging up to 27 years, that commit us to pay a minimum amount for rail and port commitments for the delivery of coal even if those commitments go unused. The take-or-pay provisions in these contracts allow us to subsequently apply take-or-pay payments made to deliveries subsequently taken, but these provisions have limitations and we may not be able to utilize all such amounts paid if the limitations apply or if we do not subsequently take sufficient volumes to utilize the amounts previously paid. Additionally, coal companies, including us, may continue to deliver coal during times when it might otherwise be optimal to suspend operations because these take-or-pay provisions effectively convert a variable cost of selling coal to a fixed operating cost.

An inability of trading, brokerage, mining or freight counterparties to fulfill the terms of their contracts with us could reduce our profitability.

In conducting our trading, brokerage and mining operations, we utilize third-party sources of coal production and transportation, including contract miners and brokerage sources, to fulfill deliveries under our coal supply agreements. While we have completed several conversions to owner-operator status at certain of our Australian operations, a portion of our sales volume continues to come from mines that utilize contract miners. Employee relations at mines that use contract miners are the responsibility of the contractor.

Our profitability or exposure to loss on transactions or relationships is dependent upon the reliability (including financial viability) and price of the third-party suppliers; our obligation to supply coal to customers in the event that weather, flooding, natural disasters or adverse geologic mining conditions restrict deliveries from our suppliers; our willingness to participate in temporary cost increases experienced by our third-party coal suppliers; our ability to pass on temporary cost increases to our customers; the ability to substitute, when economical, third-party coal sources with internal production or coal purchased in the market and the ability of our freight sources to fulfill their delivery obligations. Market volatility and price increases for coal or freight on the international and domestic markets could result in non-performance by third-party suppliers under existing contracts with us, in order to take advantage of the higher prices in the current market. Such non-performance could have an adverse impact on our ability to fulfill deliveries under our coal supply agreements.

We may not recover our investments in our mining, exploration and other assets, which may require us to recognize impairment charges related to those assets.

The value of our assets may be adversely affected by numerous uncertain factors, some of which are beyond our control, including unfavorable changes in the economic environments in which we operate, lower-than-expected coal pricing, technical and geological operating difficulties, an inability to economically extract our coal reserves and unanticipated increases in operating costs. These may cause us to fail to recover all or a portion of our investments in those assets and may trigger the recognition of impairment charges in the future, which could have a substantial impact on our results of operations. This may be mitigated by our application of fresh start reporting rules.

Our ability to operate our Company effectively could be impaired if we lose key personnel or fail to attract qualified personnel.

We manage our business with a number of key personnel, the loss of whom could have a material adverse effect on us, absent the completion of an orderly transition. In addition, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel, particularly personnel with mining experience. We cannot provide assurance that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on us.

We could be negatively affected if we fail to maintain satisfactory labor relations.

As of December 31, 2016, we had approximately 6,700 employees (excluding employees that were employed at operations classified as discontinued), which included approximately 5,000 hourly employees. Approximately 39% of our hourly employees were represented by organized labor unions and generated 21% of coal production for the 12 months ended December 31, 2016. Additionally, those employed through contract mining relationships in Australia are also members of trade unions. Relations with our employees and, where applicable, organized labor are important to our success. If some or all of our current non-union operations were to become unionized, we could incur an increased risk of work stoppages, reduced productivity and higher labor costs. Also, if we fail to maintain good relations with our union workforce, we could experience labor disputes, work stoppages or other disruptions in production that could negatively impact our profitability.

We could be adversely affected if we fail to appropriately provide financial assurances for our obligations.

U.S. federal and state laws and Australian laws require us to provide financial assurances for certain of our obligations to reclaim lands used for mining, to pay federal and state workers’ compensation, to provide financial assurances for coal lease obligations and to satisfy other miscellaneous obligations. The primary methods we use to meet those obligations are to post a corporate guarantee (i.e., self-bond), provide a third-party surety bond or provide a letter of credit. As of September 30, 2016, we had $1.1 billion of self-bonding in place for our coal mine reclamation obligations. As of September 30, 2016, we also had outstanding surety bonds with third parties, bank guarantees and letters of credit of $804.5 million, of which $490.8 million was for post-mining reclamation, $71.1 million related to workers’ compensation obligations, $96.7 million was for coal lease obligations and $145.9 million was for other obligations, including road maintenance and performance guarantees. In addition, as of September 30, 2016, we had posted letters of credit and cash collateral in support of these financial instruments of $315.0 million. During 2015 and 2016, we were required to increase our total posted letters of credit to the issuing parties of certain of our surety bonds and bank guarantees, whereas we had not previously been required to do so. Surety bonds are typically renewable on a yearly basis. Surety bond issuers may not continue to renew the bonds or may demand additional collateral upon those renewals, which may in turn affect our available liquidity.

Our bonding obligations may increase as the Chapter 11 Cases continue, and, upon our emergence from Chapter 11 or otherwise, we may not continue to qualify to self-bond or self-bonding programs may be terminated. Alternative forms of financial assurance such as surety bonds and letters of credit may not be available to us. Our failure to retain, or inability to acquire, surety bonds, bank guarantees or letters of credit, or to provide a suitable alternative, would have a material adverse effect on us. That failure could result from a variety of factors including the following:

•	lack of availability, higher expense or unfavorable market terms of new surety bonds;

•	restrictions on the availability of collateral for current and future third-party surety bond issuers; and

•	the exercise by third-party surety bond issuers of their right to refuse to renew the surety.

To the extent we are unable to maintain our current level of self-bonding, owing to legislative or regulatory changes or changes in our financial condition, our costs would increase, and there could be a material adverse effect on our financial condition and results of operations. In addition, our failure to obtain adequate bonding would prevent mining operations from continuing which would cast substantial doubt on our ability to continue as a going concern.

Our mining operations are extensively regulated, which impose significant costs on us, and future regulations and developments could increase those costs or limit our ability to produce coal.

The coal mining industry is subject to regulation by federal, state and local authorities with respect to matters such as:

•	employee health and safety;

•	limitations on land use;

•	mine permitting and licensing requirements;

•	reclamation and restoration of mining properties after mining is completed;

•	the storage, treatment and disposal of wastes;

•	remediation of contaminated soil, sediment and groundwater;

•	air quality standards;

•	water pollution;

•	protection of human health, plant-life and wildlife, including endangered or threatened species and habitats;

•	protection of wetlands;

•	the discharge of materials into the environment; and

•	the effects of mining on surface water and groundwater quality and availability.

Regulatory agencies have the authority under certain circumstances following significant health and safety incidents to order a mine to be temporarily or permanently closed. In the event that such agencies ordered the closing of one of our mines, our production and sale of coal would be disrupted and we may be required to incur cash outlays to re-open the mine. Any of these actions could have a material adverse effect on our financial condition, results of operations and cash flows.

The possibility exists that new legislation or regulations and orders, including without limitation related to the environment or employee health and safety may be adopted and may materially adversely affect our mining operations, our cost structure or our customers’ ability to use coal. New legislation or administrative regulations (or new interpretations by the relevant government of existing laws and regulations), including proposals related to the protection of the environment or the reduction of greenhouse gas emissions that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. Some of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use. These factors and legislation, if enacted, could have a material adverse effect on our financial condition and results of operations.

For additional information about the various regulations affecting us, see the sections entitled “Regulatory Matters-U.S.” and “Regulatory Matters-Australia” in our Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016.

Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities to us.

Our operations currently use hazardous materials and generate limited quantities of hazardous wastes from time to time. A number of laws, including in the U.S., Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and the Resource Conservation and Recovery Act (“RCRA”), impose liability relating to contamination by hazardous substances. Such liability may involve the costs of investigating or remediating contamination and damages to natural resources, as well as claims seeking to recover for property damage or personal injury caused by hazardous substances. Such liability may arise from conditions at formerly, as well as currently, owned or operated properties, and at properties to which hazardous substances have been sent for treatment, disposal or other handling. Liability under RCRA, CERCLA and similar state statutes is without regard to fault, and typically is joint and several, meaning that a person may be held responsible for more than its share, or even all, of the liability involved.

We may be unable to obtain and renew permits necessary for our operations, which would reduce our production, cash flows and profitability.

Numerous governmental and tribal permits and approvals are required for mining operations. The permitting rules, and the interpretations of these rules, are complex and are often subject to discretionary interpretations by regulators, all of which may make compliance more difficult or impractical. As part of this permitting process, when we apply for permits and approvals, we are required to prepare and present to governmental authorities data pertaining to the potential impact or effect that any proposed exploration for or production of coal may have upon the environment. The public, including non-governmental organizations, opposition groups and individuals, have statutory rights to comment upon and submit objections to requested permits and approvals (including modifications and renewals of certain permits and approvals). In recent years, the permitting required for coal mining has been the subject of increasingly stringent regulatory and administrative requirements and extensive litigation by environmental groups.

The costs, liabilities and requirements associated with these permitting requirements and opposition may be costly and time-consuming and may delay commencement or continuation of exploration or production and as a result, adversely affect our coal production, cash flows and profitability. Further, required permits may not be issued or renewed in a timely fashion or at all, or permits issued or renewed may be conditioned in a manner that may restrict our ability to efficiently and economically conduct our mining activities, any of which would materially reduce our production, cash flow and profitability.

The U.S. Army Corps of Engineers (“Corps”) regulates certain activities affecting navigable waters and waters of the U.S., including wetlands. Section 404 of the Clean Water Act requires mining companies like us to obtain Corps permits to place material in streams for the purpose of creating slurry ponds, water impoundments, refuse areas, valley fills or other mining activities. In recent years, the Section 404 permitting process has been subject to increasingly stringent regulatory and administrative requirements and a series of court challenges, which have resulted in increased costs and delays in the permitting process. Additionally, increasingly stringent requirements governing coal mining also are being considered or implemented under the Surface Mining Control and Reclamation Act, the National Pollution Discharge Elimination System permit process and various other environmental programs. Potential laws, regulations and policies could result in material adverse impacts on our operations, financial condition or cash flow, in view of the significant uncertainty surrounding each of these potential laws, regulations and policies.

Our mining operations are subject to extensive forms of taxation, which imposes significant costs on us, and future regulations and developments could increase those costs or limit our ability to produce coal competitively.

Federal, state, provincial or local governmental authorities in nearly all countries across the global coal mining industry impose various forms of taxation, including production taxes, sales-related taxes, royalties, environmental taxes, mining profits taxes and income taxes. If new legislation or regulations related to various forms of coal taxation, which increase our costs or limit our ability to compete in the areas in which we sell our coal, are adopted, our business, financial condition or results of operations could be adversely affected.

If the assumptions underlying our asset retirement obligations for reclamation and mine closures are materially inaccurate, our costs could be significantly greater than anticipated.

Our asset retirement obligations primarily consist of spending estimates for surface land reclamation and support facilities at both surface and underground mines in accordance with federal and state reclamation laws in the U.S. and Australia as defined by each mining permit. These obligations are determined for each mine using various estimates and assumptions including, among other items, estimates of disturbed acreage as determined from engineering data, estimates of future costs to reclaim the disturbed acreage and the timing of these cash flows, which is driven by the estimated economic life of the mine and the applicable reclamation laws. These cash flows are discounted using a credit-adjusted, risk-free rate. Our management and engineers periodically review these estimates. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could be materially different than currently estimated. Moreover, regulatory changes could increase our obligation to perform reclamation, mine closing and post-closure activities. The resulting estimated asset retirement obligation could change significantly if actual amounts change significantly from our assumptions, which could have a material adverse effect on our results of operations and financial condition.

Our future success depends upon our ability to continue acquiring and developing coal reserves that are economically recoverable.

Our recoverable reserves decline as we produce coal. We have not yet applied for the permits required or developed the mines necessary to use all of our reserves. Moreover, the amount of proven and probable coal reserves involves the use of certain estimates and those estimates could be inaccurate. Information about our reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by our staff. Some of the factors and assumptions which impact economically recoverable coal reserve estimates include geological conditions, historical production from the area compared with production from other producing areas, the assumed effects of regulations and taxes by governmental agencies and assumptions governing future prices and future operating costs. Actual production, revenues and expenditures with respect to our coal reserves may vary materially from estimates, including our preliminary estimates as of December 31, 2016 included elsewhere herein.

Our future success depends upon our conducting successful exploration and development activities or acquiring properties containing economically recoverable reserves. Our current strategy includes increasing our reserves through acquisitions of government and other leases and producing properties and continuing to use our existing properties and infrastructure. In certain locations, leases for oil, natural gas and coalbed methane reserves are located on, or adjacent to, some of our reserves, potentially creating conflicting interests between us and lessees of those interests. Other lessees’ rights relating to these mineral interests could prevent, delay or increase the cost of developing our coal reserves. These lessees may also seek damages from us based on claims that our coal mining operations impair their interests. Additionally, the U.S. federal government limits the amount of federal land that may be leased by any company to 75,000 acres in any one state and 150,000 acres nationwide. As of December 31, 2015, we leased a total of 69,145 acres from the federal government subject to those limitations. Many of these leases are in place for the next 20 years. On January 15, 2016, the Interior Department announced that it will perform a review of the federal coal leasing program. The Secretary of the Interior Sally Jewell ordered a pause on issuing new coal leases which the Interior Department expects to continue for three years. If this limitation were to continue significantly beyond three years, it could restrict our ability to lease additional U.S. federal lands and coal reserves critical to our Western U.S. Mining and Powder River Basin Mining segments.

Our planned mine development projects and acquisition activities may not result in significant additional reserves, and we may not have success developing additional mines. Most of our mining operations are conducted on properties owned or leased by us. Our right to mine some of our reserves may be materially adversely affected if defects in title or boundaries exist. In order to conduct our mining operations on properties where these defects exist, we may incur unanticipated costs. In addition, in order to develop our reserves, we must also own the rights to the related surface property and receive various governmental permits. We cannot predict whether we will continue to receive the permits or appropriate land access necessary for us to operate profitably in the future. We may not be able to negotiate new leases from the government or from private parties, obtain mining contracts for properties containing additional reserves or maintain our leasehold interest in properties on which mining operations have not commenced or have not met minimum quantity or product royalty requirements. From time to time, we have experienced litigation with lessors of our coal properties and with royalty holders. In addition, from time to time, our permit applications and federal and state coal leases have been challenged, causing production delays.

To the extent that our existing sources of liquidity are not sufficient to fund our planned mine development projects and reserve acquisition activities, we may require access to capital markets, which may not be available to us or, if available, may not be available on satisfactory terms. If we are unable to fund these activities, we may not be able to maintain or increase our existing production rates and we could be forced to change our business strategy, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Our global operations increase our exposure to risks unique to international mining and trading operations.

Our international platform increases our exposure to country risks and the effects of changes in currency exchange rates. Some of our international activities are in developing countries where the economic strength, business practices and counterparty reputations may not be as well developed as in our U.S. or Australian operations. We are exposed to various political risks, including political instability, the potential for expropriation of assets, costs associated with the repatriation of earnings and the potential for unexpected changes in regulatory requirements. Despite our efforts to mitigate these risks, our results of operations, financial position or cash flow could be adversely affected by these activities.

Joint ventures, partnerships or non-managed operations may not be successful and may not comply with our operating standards.

We participate in several joint venture and partnership arrangements and may enter into others, all of which necessarily involve risk. Whether or not we hold majority interests or maintain operational control in our joint ventures, our partners may, among other things, (1) have economic or business interests or goals that are inconsistent with, or opposed to, ours; (2) seek to block actions that we believe are in our or the joint venture’s best interests; or (3) be unable or unwilling to fulfill their obligations under the joint venture or other agreements, such as contributing capital, each of which may adversely impact our results of operations and our liquidity or impair our ability to recover our investments.

Where our joint ventures are jointly controlled or not managed by us, we may provide expertise and advice but have limited control over compliance with our operational standards. We also utilize contractors across our mining platform, and may be similarly limited in our ability to control their operational practices. Failure by non-controlled joint venture partners or contractors to adhere to operational standards that are equivalent to ours could unfavorably affect operating costs and productivity and adversely impact our results of operations and reputation.

We may undertake further repositioning plans that would require additional charges.

As a result of our continuing review of our business, we may choose post-emergence to further reduce our workforce and close additional offices in the future. These actions may result in further restructuring charges and cash expenditures and the consumption of management resources, any of which could cause our operating results to decline and may fail to yield the expected benefits.

We could be exposed to significant liability, reputational harm, loss of revenue, increased costs or other risks if we sustain cyber-attacks or other security breaches that disrupt our operations or result in the dissemination of proprietary or confidential information about us, our customers or other third-parties.

We have implemented security protocols and systems with the intent of maintaining the physical security of our operations and protecting our and our counterparties’ confidential information and information related to identifiable individuals against unauthorized access. Despite such efforts, we may be subject to security breaches which could result in unauthorized access to our facilities or the information we are trying to protect. Unauthorized physical access to one of our facilities or electronic access to our information systems could result in, among other things, unfavorable publicity, litigation by affected parties, damage to sources of competitive advantage, disruptions to our operations, loss of customers, financial obligations for damages related to the theft or misuse of such information and costs to remediate such security vulnerabilities, any of which could have a substantial impact on our results of operations, financial condition or cash flows.

Our expenditures for postretirement benefit and pension obligations could be materially higher than we have predicted if our underlying assumptions prove to be incorrect.

We provide postretirement health and life insurance benefits to eligible employees. Our total accumulated postretirement benefit obligation related to such benefits was a liability of $768.4 million as of September 30, 2016, of which $53.0 million was classified as a current liability. Certain of our U.S. subsidiaries also sponsor defined benefit pension plans. Net pension liabilities were $157.9 million as of September 30, 2016, of which none was classified a current liability.

These liabilities are actuarially determined and we use various actuarial assumptions, including the discount rate, future cost trends, and rates of return on plan assets to estimate the costs and obligations for these items. Our discount rate is determined by utilizing a hypothetical bond portfolio model which approximates the future cash flows necessary to service our liabilities. A decrease in the discount rate used to determine our postretirement benefit and defined benefit pension obligations could result in an increase in the valuation of these obligations, thereby increasing the cost in subsequent fiscal years. We have made assumptions related to future trends for medical care costs in the estimates of retiree health care obligations. Our medical trend assumption is developed by annually examining the historical trend of our cost per claim data. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could differ materially from our current estimates. Moreover, regulatory changes or changes in healthcare benefits provided by the government could increase our obligation to satisfy these or additional obligations. Additionally, our reported defined benefit pension funding status may be affected, and we may be required to increase employer contributions, due to increases in our defined benefit pension obligation or poor financial performance in asset markets in future years.

Our defined benefit pension plans are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It is implicit in our underlying assumptions that those plans continue to operate in the normal course of business. However, the Pension Benefit Guaranty Corporation (“PBGC”) may terminate our plans under certain circumstances pursuant to ERISA, including in the event that the PBGC concludes that its risk may increase unreasonably if such plans continue to operate based on its assessment of the plans’ funded status, our financial condition or other factors. Termination of the plans would require us to provide immediate funding or other financial assurance to the PBGC for all or a substantial portion of the underfunded amounts, as determined by the PBGC based on its own assumptions. Those assumptions may differ from our own. Any of those consequences could have a material adverse effect on our results of operations, financial conditions or available liquidity.

Concerns about the environmental impacts of coal combustion, including perceived impacts on global climate issues, are resulting in increased regulation of coal combustion in many jurisdictions, unfavorable lending policies by government-backed lending institutions and development banks toward the financing of new overseas coal-fueled power plants and divestment efforts affecting the investment community, which could significantly affect demand for our products or our securities.

Global climate issues continue to attract public and scientific attention. Numerous reports, such as the Fourth and the Fifth Assessment Report of the Intergovernmental Panel on Climate Change, have also engendered concern about the impacts of human activity, especially fossil fuel combustion, on global climate issues. In turn, increasing government attention is being paid to global climate issues and to emissions of what are commonly referred to as greenhouse gases, including emissions of carbon dioxide from coal combustion by power plants.

Enactment of laws or passage of regulations regarding emissions from the combustion of coal by the U.S., some of its states or other countries, or other actions to limit such emissions, could result in electricity generators switching from coal to other fuel sources or coal-fueled power plant closures. Further, policies limiting available financing for the development of new coal-fueled power plants could adversely impact the global demand for coal. The potential financial impact on us of future laws, regulations or other policies will depend upon the degree to which any such laws or regulations force electricity generators to diminish their reliance on coal as a fuel source. That, in turn, will depend on a number of factors, including the specific requirements imposed by any such laws, regulations or other policies, the time periods over which those laws, regulations or other policies would be phased in, the state of commercial development and deployment of carbon capture and storage technologies and the alternative markets for coal. From time to time, we attempt to analyze the potential impact on the Company of as-yet-unadopted potential laws, regulations and policies. Such analyses require that we make significant assumptions as to the specific provisions of such potential laws, regulations and policies. These analyses sometimes show that certain potential laws, regulations and policies, if implemented in the manner assumed by the analyses, could result in material adverse impacts on our operations, financial condition or cash flow, in view of the significant uncertainty surrounding each of these potential laws, regulations and policies. We do not believe that such analyses reasonably predict the quantitative impact that future laws, regulations or other policies may have on our results of operations, financial condition or cash flows.

There have also been efforts in recent years affecting the investment community, including investment advisors, sovereign wealth funds, public pension funds, universities and other groups, promoting the divestment of fossil fuel equities and also pressuring lenders to limit funding to companies engaged in the extraction of fossil fuel reserves. The impact of such efforts may adversely affect the demand for and price of securities issued by us, and impact our access to the capital and financial markets.

Diversity in interpretation and application of accounting literature in the mining industry may impact our reported financial results.

The mining industry has limited industry-specific accounting literature and, as a result, we understand diversity in practice exists in the interpretation and application of accounting literature to mining-specific issues. As diversity in mining industry accounting is addressed, we may need to restate our reported results if the resulting interpretations differ from our current accounting practices. Refer to Note 1. “Summary of Significant Accounting Policies” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 and Note 2. “Newly Adopted Accounting Standards and Accounting Standards Not Yet Implemented” to the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, for a summary of our significant accounting policies.

Risks Associated with the Refinancing Transactions

The consummation of the Refinancing Transactions may not occur.

We will not complete the Refinancing Transactions unless and until all conditions precedent to the consummation of the Plan are satisfied or waived. Some of these conditions are not under our control. There can be no assurance that any or all of the conditions precedent will be satisfied or waived or that the Refinancing Transactions will be completed as currently contemplated or at all. Even if the Refinancing Transactions are completed, they may not be completed on the anticipated schedule. If the Refinancing Transactions are not completed on the anticipated schedule we may incur significant additional costs and expenses.

There can be no assurance as to the effect that the Refinancing Transactions will have on our relationships with our business partners.

There can be no assurance as to the effect that the Refinancing Transactions will have on our relationships with our suppliers, customers, service providers or employees, nor can there be any assurance as to the effect on such relationships of any delay in the completion of the Refinancing Transactions. To the extent that any of these events result in the tightening of payment or credit terms, increases in the price of supplied goods, or the loss of one or more major suppliers, customers, suppliers, service providers or key employees, it could have a material adverse effect on our business, financial condition, liquidity and results of operations.

After the Plan Effective Date, we will continue to face a number of risks that could materially and adversely affect our businesses.

After the Plan Effective Date, we will continue to face a number of risks, including certain risks that are beyond our control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of our assets due to Chapter 11 proceedings, changes in customer demand for, and acceptance of, our coal, and increasing expenses. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that the Plan will achieve our stated goals.

Furthermore, even if our debts are reduced and/or discharged through the Plan, we may need to raise additional funds through public or private debt or equity financing or other various means to fund our business after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

Certain claims may not be discharged and could have a material adverse effect on our financial condition and results of operations.

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all claims that arise prior to our filing a petition for reorganization under the Bankruptcy Code or before confirmation of the plan of reorganization (a) would be subject to compromise and/or treatment under the plan of reorganization and/or (b) would be discharged in accordance with the terms of the plan of reorganization. Any claims not ultimately discharged through a plan of reorganization could be asserted against us and may have an adverse effect on our financial condition and results of operations on a post-reorganization basis.

Operating in bankruptcy for a long period of time may harm our businesses.

Our future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on our businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to these cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of our businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in our ability to reorganize our businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to these cases continue, we will be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases, including the cost of litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect our financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their claims under the Plan. It is not possible to predict the potential litigation that we may become party to, nor the final resolution of such litigation. The impact of any such litigation on our businesses and financial stability, however, could be material.

Should the Chapter 11 proceedings continue beyond our current targeted April 3, 2017 emergence date, we may also need to seek new financing to fund operations. If we are unable to obtain such financing on favorable terms or at all, the chances of successfully reorganizing our businesses may be seriously jeopardized and the likelihood that we will instead be required to liquidate our assets may increase.

As a result of the Chapter 11 Cases, our historical financial information will not be indicative of our future financial performance and realization of assets and liquidation of liabilities are subject to uncertainty.

Our capital structure will be significantly altered through the implementation of the Plan. As a result of the consummation of the Plan and the transactions contemplated thereby, we expect to be subject to the fresh start reporting rules required under the Financial Accounting Standards Board Accounting Standards Codification Topic 852, Reorganizations. Under applicable fresh start reporting rules that may apply to us upon the Plan Effective Date, our assets and liabilities would be adjusted to fair values and their accumulated deficit would be restated to zero. Accordingly, our consolidated financial condition and results of operations from and after the Plan Effective Date will not be comparable to the financial condition or results of operations reflected in our consolidated historical financial statements.

In connection with the implementation of the Plan, it is also possible that additional restructuring and related charges may be identified and recorded in future periods. Such sales, disposals, liquidations, settlements, or charges could be material to our consolidated financial position and the results of operations in any given period.

Our ability to use our pre-emergence tax attributes may be significantly limited under the U.S. federal income tax rules.

We have generated net operating losses and certain tax credits for U.S. federal income tax purposes (“NOLs”) through the taxable year ending December 31, 2015. We expect to incur substantial additional NOLs through the Plan Effective Date. Our NOLs and other tax attributes, including our tax basis in assets, are subject to reduction on account of cancellation of indebtedness income. Moreover, our ability to use any remaining NOLs and other tax attributes, and possibly any recognized built in losses, to offset future taxable income or taxes owed may be significantly limited if we undergo an “ownership change” as defined in section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) in connection with the Plan and do not qualify or elect to use a special bankruptcy rule. An entity that experiences an ownership change generally is subject to an annual limitation on its use of its pre-ownership change NOLs and other tax attributes after the ownership change equal to the equity value of the corporation immediately before the ownership change, multiplied by the long term tax exempt rate posted by the Internal Revenue Service (subject to certain adjustments). If we undergo an ownership change in connection with the Plan, however, we will be allowed to calculate the limitation on NOLs and other tax attributes, in general, by reference to our equity value immediately after the ownership change (rather than the equity value immediately before the ownership change, as is the case under the general rule for non-bankruptcy ownership changes), thus generally reflecting any increase in the value of the stock due to the cancellation of debt resulting from the Plan. The annual limitation could also be increased each year to the extent that there is an unused limitation in a prior year. Alternatively, if we qualify for and elect to use a special bankruptcy rule that would prevent a limitation on use of the tax attributes from applying, our NOLs would first be reduced to the extent of certain prior interest deductions taken on account of indebtedness that will be converted into equity under the Plan, but the annual limitation would be zero and we will lose the use of the entire NOLs in the event we experience another ownership change within two years after the Plan Effective Date. We anticipate that we will experience an ownership change as a result of the Plan; accordingly, the ability to use pre-change tax attributes to offset our future taxable income or taxes owed pre-ownership may be significantly limited.

Consummation of the Plan may impair certain of the tax assets of our Australian operations.

Our Australian operations have had significant net operating losses for Australian income tax purposes (“Australian NOLs”) through the taxable year ending December 31, 2015. Our Australian operations estimate they will incur additional Australian NOLs for the taxable year ending December 31, 2016. The use of Australian NOLs is subject to our Australian operations satisfying the Continuity of Ownership Test (“COT”) in the first instance, or if that test is failed, the Same Business Test (the “SBT”). If our Australian operations satisfy either the COT or the SBT, they can apply Australian NOLs against Australian taxable income.

Our Australian operations currently rely on concessional ownership tracing rules to support the position that the operations continue to satisfy the COT. However, continuing to satisfy the COT depends upon there being at least 50 shareholders at all times prior to, during and immediately after the consummation of the Plan, of which 20 shareholders or fewer are not able to control 75% of the rights to vote, entitlement to dividends or rights to distributions on winding up. It is possible that the consummation of the Plan may cause our Australian operations to fail the COT. Should that happen, our Australian operations are able to fall back on the SBT, which generally requires that from the time the losses were incurred until the income year in which the Australian NOLs are sought to be used, the operations carried on substantially the same business and that during the same period the group did not enter into any new transactions of a kind it had previously not entered into. In the event that our Australian operations cannot satisfy either the COT or the SBT, although the NOLs are not technically cancelled, the Australian NOLs cannot be used.